Exhibit 10.1

Private & Confidential

August 9, 2018

To: Michael McClellan

Dear Michael,

Reference: Your Home Based Long Term International Assignment to Israel

Below is a summary of your proposed assignment terms (the “Terms”). To the extent there is a conflict between the Terms and any term in the employment agreement between you and Teva Pharmaceuticals USA dated February 8, 2018 (the “Agreement”), the terms of the Agreement shall prevail.

ASSIGNMENT SUMMARY

•	Home Country: The United States

•	Host Country: Israel

•	Employer (Legal Entity): Teva Pharmaceuticals USA Inc.

•	Host Site Entity: Teva Pharmaceutical Industries Ltd

•	Citizenship/Permanent Resident Status: USA

•	Estimated Assignment Start Date*: September 1, 2018

•	Scheduled Assignment End Date: August 31, 2021

•	Assignment Policy: 2015 Long Term International Assignment

•	Home or Host Based Assignment: Home Based Assignment

•	Family Size at Host (including Employee): 2

*Your actual effective date of assignment will be determined following receipt of your authorization to work and reside in the Host country. The Company reserves the right to end your assignment at any time and subject to its sole discretion.

You shall be eligible to all benefits applicable to Home Based assignees under Teva’s Long Term International Assignment Policy (“Policy”). In connection with the Policy, please note the following:

•	Your housing allowance shall be up to a maximum of 21,500 ILS net per month;

•	Your cost of living allowance shall be US$1,981.92 net per month;

•

You and your spouse will be provided one home leave every 12 months on assignment between your home country and your host country and your children will be provided one home leave every 12 months on assignment between your home country and your host country.

Please note that Teva reserves the right to modify the global assignment policies and procedures, including the Policy, at its sole discretion and at any time in whole or in part, with or without notice. Either you or the Company remains free to terminate the employment relationship in accordance with the Agreement.

We wish you success in your new location.

Sincerely,

Mark Sabag

Executive Vice President

Global Human Resources

/s/ Mark Sabag

Please indicate your agreement by signing below and returning this letter.

I have reviewed the terms and conditions of my assignment outlined above and in the Policy, including any repayment owed due to termination of employment by employee, and by signing below, accept these conditions.

/S/ Michael McClellan                                                      August 9, 2018

Michael McClellan                                                           Date

CC: Regional Global Mobility Leader